Exhibit 99.1

TMS International Corp. Reports First Quarter 2011 Results

PITTSBURGH, PA, May 11, 2011 – TMS International Corp.(NYSE: TMS), the parent company of Tube City IMS Corporation, a leading provider of outsourced industrial services to steel mills globally, today announced results for the first quarter ended March 31, 2011.

Highlights

•	Revenue After Raw Materials Costs was $135.2 million, up 26.7% compared to $106.8 million in the first quarter of 2010

•	Adjusted EBITDA was $34.6 million, up 33.8% compared to $25.9 million in the first quarter of 2010

•

Completed an initial public offering of 11.2 million shares of Class A common stock on April 14, 2011 and announced the underwriter’s exercise of their over-allotment option for an additional 1.68 million shares on April 29, 2011, providing funds to repay $44 million of debt and providing an incremental $86 million of cash for investment in growth.

Fiscal 2011 1st Quarter Results

Total Revenue for the first fiscal quarter was $664.0 million, an increase of 41.1% compared to the same prior year quarter. Revenue After Raw Materials Costs, the Company’s measurement of sales performance, was a record $135.2 million, an increase of 26.7% compared to $106.8 million in the first quarter of 2010. Adjusted EBITDA for the first fiscal quarter increased 33.8% to $34.6 million from $25.9 million in the prior year period. Adjusted EBITDA margin1 increased 140 basis points to 25.6% compared to the first quarter of last year.

Joseph Curtin, President and Chief Executive Officer of TMS International Corp. said, “We are pleased with our strong financial results for the first quarter, which is also our first quarter reported as a public company. We capitalized on a strengthening operating environment and reported significant improvements in Revenue After Raw Material Costs and Adjusted EBITDA.”

“We continued to focus on expanding our operations globally and we are pleased with our recent successes across Europe, Latin America and North America. We are excited about these new opportunities as they reflect the continued recognition by our customers of our leading global service capabilities and the hard work and dedication put forth by our entire team. We are also very pleased to have added $86 million of cash to our balance sheet for investment in future opportunities,” added Mr. Curtin.

[1]	Adjusted EBITDA Margin-calculated as a percentage of Revenue After Raw Materials Costs.

Free cash flow2 was $27.3 million, or 20% of Revenue After Raw Materials Costs, in the first quarter of 2011 compared to $20.4 million or 19% of Revenue After Raw Materials Costs in the first quarter of 2010. The Company ended the quarter with a cash balance of $53.6 million.

The Company completed its initial public offering of 11.2 million shares of Class A common stock on April 14, 2011. On April 29, 2011, it announced the underwriter’s exercise of their over-allotment option for an additional 1.68 million shares, providing funds to repay $44 million of debt and providing an incremental $86 million of cash for investment in growth. As of today, the Company has a total of 39,255,973 shares of common stock outstanding.

Conference Call Information

The Company will hold a conference call to discuss first quarter 2011 results at 11:00 a.m. EDT this morning. The call will be web cast live over the Internet from the company’s Web site at www.tmsinternationalcorp.com under “Investor Relations.” Participants should follow the instructions provided on the Web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 1-800-860-2442 (domestic toll free) or 1-412-858-4600 (international) and asking for the TMS International Corp. first quarter earnings conference call.

[2]	Adjusted EBITDA minus maintenance capex.

Following the live conference call, a replay will be available one hour after the call. The replay also will be available on the company’s Web site or by dialing 1-877-344-7529 (domestic toll free) or 1-412-317-0088 (international) and entering the replay passcode 449915. The telephonic replay will be available until Thursday, May 19, 2011.

About TMS International Corp.

TMS International Corp., through its subsidiaries, including Tube City IMS Corporation, is the largest provider of outsourced industrial services to steel mills in North America as measured by revenue and has a substantial and growing international presence. The Company provides services at 74 customer sites in nine countries and operates a global raw materials procurement network spanning five continents.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the Company’s business strategies, estimates of future global steel production and other market metrics and the Company’s expectations concerning future operations, margins, profitability, liquidity and capital resources. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different. Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s Registration Statement on Form S-1. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Contacts

Media Contact Jim Leonard 412-267-5226	Investor Contact Richard Zubek Solebury Communications 203-428-3230

TMS INTERNATIONAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except share and per share data)

	Quarter ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Revenue:
Revenue From Sale of Materials	$551,126	$377,210
Service Revenue	112,834	93,463

Total Revenue	663,960	470,673
Costs and Expenses:
Cost of Raw Materials Shipments	528,726	363,911
Site Operating Costs	84,564	68,968
Selling, General and Administrative Expenses	16,065	11,939
Depreciation	11,799	12,930
Amortization	3,062	3,051

Total Costs and Expenses	644,216	460,799
Income from Operations	19,744	9,874
Interest Expense, Net	(8,677)	(11,505)

Income (Loss) Before Income Taxes	11,067	(1,631)
Income Tax Expense	(4,850)	(1,017)

Net Income (Loss)	6,217	(2,648)
Accretion on preferred stock	(5,895)	(5,459)

Net Income (Loss) attributable to common stockholders	$322	$(8,107)

Net Income (Loss) per share:
(basic and diluted)	$0.07	$(1.62)

Average common shares outstanding:
(basic and diluted)	4,943,992	4,994,428

TMS INTERNATIONAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,580	$49,492
Accounts receivable, net of allowance for doubtful accounts of $2,125 and $2,125, respectively	284,229	207,147
Inventories	58,782	38,664
Prepaid and other current assets	16,404	19,562
Deferred tax asset	6,603	6,702

Total current assets	419,598	321,567
Property, plant and equipment, net	140,256	138,540
Deferred financing costs, net of accumulated amortization of $9,897 and $9,280, respectively	7,767	8,384
Goodwill	243,984	242,148
Other intangibles, net of accumulated amortization of $50,485 and $47,232, respectively	163,203	165,295
Other noncurrent assets	2,538	2,971

Total assets	$977,346	$878,905

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$254,472	$177,668
Accounts payable overdraft	49,105	25,802
Salaries, wages and related benefits	21,729	28,934
Accrued expenses	23,582	30,834
Revolving borrowings	517	304
Current portion of long-term debt	2,687	3,185

Total current liabilities	352,092	266,727
Long-term debt	380,511	380,997
Indebtedness to related parties	42,155	42,155
Deferred tax liability	45,295	42,932
Other noncurrent liabilities	19,817	20,203

Total liabilities	839,870	753,014
Redeemable preferred stock:
Redeemable, convertible preferred stock, 50,000 shares authorized with 25,000 shares designated as Class A; $0.001 par value per share; 21,883 shares issued and outstanding at March 31, 2011 and December 31, 2010, liquidation preference of $302,739 and $296,844 at March 31, 2011 and December 31, 2010, respectively, accumulated and unpaid dividend of $86,098 and $80,203 at March 31, 2011 and December 31, 2010, respectively	302,739	296,844
Stockholders’ deficit:
Class A common stock; 200,000,000 shares authorized, $0.001 par value per share; no shares issued and outstanding at March 31, 2011 and December 31, 2010.	—	—
Class B common stock 30,000,000 shares authorized, $0.001 par value per share; 4,943,992 issued and outstanding at March 31, 2011 and December 31, 2010.	—	—
Capital in excess of par value	—	—
Accumulated deficit	(165,386)	(165,717)
Accumulated other comprehensive loss	(143)	(5,502)

Total TMS International Corp. stockholders’ deficit	(165,529)	(171,219)

Noncontrolling Interest	266	266

Total stockholders’ deficit	(165,263)	(170,953)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$977,346	$878,905

TMS INTERNATIONAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars, except share and per share data)

	Quarter ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net Income (Loss)	$6,217	$(2,648)
Adjustments to reconcile Net Income (Loss) to net cash provided by operating activities:
Depreciation and Amortization	14,861	15,981
Amortization of deferred financing costs	617	618
Deferred income tax	2,176	(815)
Provision for bad debts	12	26
Gain on the disposal of equipment	(36)	(759)
Non cash share based compensation cost	7	6
Increase (decrease) from changes in:
Accounts receivable	(77,094)	(74,782)
Inventories	(20,118)	(27,881)
Prepaid and other current assets	3,158	1,168
Other noncurrent assets	423	14
Accounts payable and cash overdraft	100,108	86,929
Accrued expenses	(14,357)	(7,226)
Other noncurrent liabilities	159	(44)
Other, net	950	(39)

Net cash provided by (used in) operating activities	17,083	(9,452)
Cash flows from investing activities:
Capital Expenditures	(11,728)	(9,259)
Proceeds from sale of equipment	191	1,119
Contingent payment for acquired business	(337)	(139)
Cash flows related to IU International, net	(229)	(28)

Net cash used in investing activities	(12,103)	(8,307)
Cash flows from financing activities:
Revolving credit facility borrowing (repayments), net	189	18,345
Repayment of debt	(1,081)	(21,551)

Net cash used in financing activities	(892)	(3,206)
Cash and cash equivalents:
Net (decrease) increase in cash	4,088	(20,965)
Cash at beginning of period	49,492	29,814

Cash at end of period	$53,580	$8,849

Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe it is useful in measuring our operating performance. Adjusted EBITDA is used internally to determine our incentive compensation levels, including under our management bonus plan, and it is required, with some additional adjustments, in certain covenant compliance calculations under our senior secured credit facilities. We also use Adjusted EBITDA to benchmark the performance of our business against expected results, to analyze year-over-year trends and to compare our operating performance to that of our competitors. We also use Adjusted EBITDA as a performance measure because it excludes the impact of tax provisions and Depreciation and Amortization, which are difficult to compare across periods due to the impact of accounting for business combinations and the impact of tax net operating losses on cash taxes paid. In addition, we use Adjusted EBITDA as a performance measure of our operating segments in accordance with ASC Topic 280, Disclosures About Segments of an Enterprise and Related Information. We believe that the presentation of Adjusted EBITDA enhances our investors’ overall understanding of the financial performance of and prospects for our business. A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Quarter Ended
	March 31,
	2011	2010
	(unaudited)	(unaudited)
Adjusted earnings before interest, taxes, depreciation and amortization	$34,605	$25,855
Less: Depreciation and Amortization	(14,861)	(15,981)
Interest Expense	(8,677)	(11,505)

Income (Loss) Before Income Taxes	$11,067	$(1,631)

Free Cash Flow is calculated as our Adjusted EBITDA minus our Maintenance Capital Expenditures. We believe Free Cash Flow is useful in measuring our liquidity. Free Cash Flow is not a recognized financial measure under GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Free Cash Flow should not be considered in isolation from or as an alternative to any other performance measures determined in accordance with GAAP (in thousands):

	Quarter ended March 31,
	2011	2010
Adjusted EBITDA	$34,605	$25,855
Maintenance Capital Expenditures	(7,336)	(5,500)

Free Cash Flow	$27,269	$20,355

The following table reconciles Free Cash Flow to net cash provided by (used in) operating (in thousands):

	Quarter ended March 31,
	2011	2010
Free Cash Flow	$27,269	$20,355
Maintenance Capital Expenditures	7,336	5,500
Cash interest expense	(12,499)	(16,946)
Cash income taxes	(205)	(715)
Change in accounts receivable	(77,094)	(74,782)
Change in inventory	(20,118)	(27,881)
Change in account payable	100,108	86,929
Change in other current assets and liabilities	(6,760)	5
Other operating cash flows	(954)	(1,917)

Net cash provided by (used in) operating activities	$17,083	$(9,452)